UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 28, 2009

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey	08520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On May 28, 2009, NexMed, Inc. (the “Company”) announced the termination of Hemanshu Pandya as Vice President and Chief Operating Officer, effective June 18, 2009 (the “Termination Date”), due to a reduction in force.

The Company and Mr. Pandya are parties to an employment agreement dated October 31, 2007 (the “Employment Agreement”).  Although certain provisions of the Employment Agreement will continue as described below, Mr. Pandya’s employment with the Company will be terminated.

Pursuant to the terms of the Employment Agreement, Mr. Pandya is entitled to receive from the Company severance payments aggregating $119,531.25.  These payments will be payable in regular installments in accordance with the Company’s usual payroll practices beginning thirty (30) days following the Termination Date.

In addition, the Company’s remaining two officers, Ms. Vivian Liu, Chief Executive Officer, and Mr. Mark Westgate, Chief Financial Officer, have elected to take a temporary salary cut of 20% of their annual salaries (the “Salary Reduction”) for the period from June 15, 2009 through September 11, 2009.  The Salary Reduction may be further extended subject to mutual agreement by the officers and the Company.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 28, 2009, the Company announced the termination of Hemanshu Pandya as Vice President and Chief Operating Officer, effective June 18, 2009.  Reference is hereby made to Item 1.02, above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Name:	Mark Westgate
Title:	Vice President and Chief Financial Officer
Date: May 28, 2009